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EXHIBIT 99.2   Earnings Release

                NEWTEK BUSINESS SERVICES ANNOUNCES RECORD REVENUE
                 OF $12.9 MILLION FOR THE FIRST QUARTER OF 2003
                    Maintains EPS Guidance of $0.24 For 2003

New York, N.Y. - May 8, 2003 - Newtek Business Services, Inc. (AMEX: NKC) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, announced today its results for the quarter ended March 31, 2003. Newtek reported revenues of approximately $12,919,000 for the quarter and net income before extraordinary items of $1,673,000, or $ .07 per share. After including an extraordinary gain of $187,000, net income per share for the quarter was still $.07. For the same period last year, Newtek Business Services had revenues of $6 million and a net loss of $160,000 before extraordinary items or ($0.01) per share.

Barry Sloane, Chairman and CEO of Newtek, commented, "Management is extremely confident with the financial and operational development of our business lines during the first quarter of 2003. We have dramatically reduced our operating losses from our core businesses and believe that Newtek Small Business Finance, Newtek Merchant Solutions and Newtek Financial Information Systems will all achieve levels of profitability in 2003. Our CAPCO business lines continue to generate cash flow and revenues and our underlying businesses are growing rapidly and are making a more significant contribution to our overall business operations."

Newtek Business Services will be conducting a conference call today at 4:10 p.m. EDT to discuss the Company's results for the first quarter 2003. The conference call will be accessible via a toll free number by dialing 1-800-915-4836 and asking for Newtek Business Services' earnings conference call. Listeners are encouraged to ask any questions that they may have during the call. The conference call will also be broadcasted over the Internet through Newtek's website at www.newtekbusinessservices.com. To listen to the call live, please go to Newtek's website approximately 15 minutes prior to the call to download any audio software which may be necessary. For those who miss the live broadcast, a replay will be available on the website approximately one hour after the call.

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small-business market. Newtek Business Services invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

..        Newtek Small Business Finance: small business and U.S.
         government-guaranteed lending services;
..        Newtek Merchant Solutions: electronic merchant payment processing solutions;
..        Newtek Financial Information Systems: back office financial information
         & controller services;
..        Newtek Tax Services: tax filing, preparation and advisory services;
..        Newtek Business Exchange: mergers, acquisitions and business brokerage services;
..        Newtek IT Services: complete information technology solutions;
..        Newtek Strategies: strategic business management and global marketing services; and
..        Newtek Client Services: marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward -looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services' previously filed registration statements.

Contacts:
Lippert/Heilshorn & Associates
212-838-3777
Investors - Dave Waldman, dwaldman@lhai.com

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Media - Chenoa Taitt, ctaitt@lhai.com

Newtek Business Services
Barry Sloane
Chairman of the Board & CEO
212-356-9500
bsloane@newtekbusinessservices.com

Dave Gentry
Aurelius Consulting Group
(407) 644-4256
aurelius@cfl.rr.com

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                 NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                   March 31,             December 31,
                                                                                     2003                    2002
                                                                                ---------------         ---------------
ASSETS

Cash and cash equivalents                                                       $    42,669,303         $    41,171,358
Credits in lieu of cash                                                              48,060,867              41,580,950
Loans receivable                                                                     53,765,602              56,073,016
Accounts receivable (net of allowance of $30,440 and $34,466, respectively)             511,793                 661,351
Receivable from bank                                                                  2,650,447               2,938,309
Accrued interest receivable                                                             300,794                 285,151
Investments in qualified businesses - held to maturity investments                    2,961,710               3,962,353
Investments in qualified businesses - equity investments                                537,940               1,091,110
Structured insurance product                                                          2,933,653               2,893,301
Prepaid insurance                                                                    13,592,873              14,056,196
Prepaid expenses and other assets                                                     1,495,506                 932,447
Furniture, fixtures and equipment (net of accumulated depreciation
 of $235,617 and $190,590, respectively)                                                513,682                 546,231
Goodwill                                                                              2,862,965               2,862,965
                                                                                ---------------         ---------------
    Total assets                                                                $   172,857,135         $   169,054,738
                                                                                ===============         ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued expenses                                         $     4,347,140         $     4,218,367
  Notes payable - certified investors                                                 3,840,629               3,844,181
  Notes payable - insurance                                                           5,369,896               5,369,896
  Notes payable - other                                                                 475,500                 480,500
  Borrowings under line of credit                                                       450,000                 450,000
  Bank notes payable                                                                 52,812,645              53,824,492
  Interest payable in credits in lieu of cash                                        64,378,472              65,196,116
  Deferred tax liability                                                              4,795,516               3,726,151
                                                                                ---------------         ---------------
    Total liabilities                                                               136,469,798             137,109,703
                                                                                ---------------         ---------------

Minority interest                                                                     6,484,403               4,772,741
                                                                                ---------------         ---------------

Commitments and contingencies

Stockholders' equity:
  Common Stock (par value $0.02 per share; authorized 39,000,000 shares, issued and outstanding 25,579,575 as of March 31, 2003, not including
   582,980 shares held in escrow, and 25,341,428 as of  December 31, 2002)              511,591                 506,828
  Additional paid-in Capital                                                         21,859,378              20,992,827
  Retained earnings                                                                   7,531,965               5,672,639
                                                                                ---------------         ---------------
  Total stockholders' equity                                                         29,902,934              27,172,294
                                                                                ---------------         ---------------
    Total liabilities and stockholders' equity                                  $   172,857,135         $   169,054,738
                                                                                ===============         ===============

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                 NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

                                                                                   March 31,               March 31,
                                                                                     2003                    2002
                                                                                ---------------         ---------------
Revenue:
   Income from tax credits                                                      $    10,388,583         $     5,386,827
   Credit card processing revenue                                                       847,804                 205,491
   Interest and dividend income                                                       1,059,169                 240,710
   Other income                                                                         623,888                 191,973
   Consulting fee income                                                                      -                  46,700
                                                                                ---------------         ---------------
     Total revenue                                                                   12,919,444               6,071,701
                                                                                ---------------         ---------------
Expenses:
   Interest                                                                           3,717,852               2,653,587
   Payroll and consulting fees                                                        1,664,064               1,756,412
   Credit card processing costs                                                       1,119,942                 556,574
   Professional fees                                                                    915,767                 739,968
   Insurance                                                                            573,293                 556,878
   Other                                                                                706,513                  68,919
                                                                                ---------------         ---------------
     Total expenses                                                                   8,697,431               6,332,338
                                                                                ---------------         ---------------

Income (loss) before other than temporary decline in value of investments, gain on sale of property, equity in net losses of affiliates, minority interest,
extraordinary gain and provision for income taxes                                     4,222,013                (260,637)
Other than temporary decline in value of investments (net of $7,176
 recovery in 2002)                                                                   (1,713,414)               (617,913)
Gain on sale of property                                                                      -                  16,841
Equity in net losses of affiliates                                                      (54,974)               (601,244)
                                                                                ---------------         ---------------
Income (loss) before provision for income taxes,
  extraordinary gain and minority interest                                            2,453,625              (1,462,953)

Minority interest in income (loss)                                                      288,337               1,205,526
                                                                                ---------------         ---------------
Income (loss) before provision for income taxes and extraordinary gain                2,741,962                (257,427)
 (Provision for) benefit from income taxes                                           (1,069,365)                 97,822
                                                                                ---------------         ---------------
Income (loss) before extraordinary gain on conversion of minority interest into
 Newtek stock and extraordinary gain on acquisition of a business                     1,672,597                (159,605)
Extraordinary gain on acquisition of minority interest, net of taxes of
 $162,778 for 2002                                                                            -                 265,584

     Basic                                                                           25,409,868              22,825,191
     Diluted                                                                         25,661,450              22,884,871
 Income per share:
     Basic                                                                      $           .07         $           .00
     Diluted                                                                    $           .07         $           .00

Income (loss) per share before extraordinary items:

     Basic                                                                      $           .07         $          (.01)
     Diluted                                                                    $           .07         $          (.01)